Exhibit 99.1

CHANNELL ANNOUNCES SECOND QUARTER RESULTS

•                  Third Consecutive Quarter of Year-over-Year Revenue Growth

•                  Company Achieves Second Quarter Revenue and EPS Guidance; On-Track for Full Year

•                  Acquisition of Bushman Tanks Expected to Stimulate Future Growth

Temecula, Calif., August 10, 2004 – Channell Commercial Corporation. (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water storage tanks distributed in markets throughout Australia, today announced financial results for the three and six months ended June 30, 2004.

Second Quarter Results

The Company reported second quarter 2004 net sales of $21.3 million, a 5.0% increase compared to net sales of $20.3 million for the second quarter 2003.  The increase in second quarter 2004 net sales was driven by higher sales to a major telephone customer.  Gross profit for the second quarter 2004 was $5.9 million, or 27.8% of net sales, as compared to $6.4 million, or 31.8% of net sales, for the same period last year.  The decline in gross profit margin is due primarily to higher raw material costs for steel and plastic.  Total operating expenses for the second quarter 2004 were $5.0 million, or 23.5% of net sales, as compared to $4.6 million, or 22.7% of net sales, for the second quarter 2003.  The increase is due primarily to higher freight and sales commissions associated with the increased net sales.  The company reported net income of $0.9 million for the second quarter 2004, or $0.10 per share, as compared to $1.1 million, or $0.12 per share, for the second quarter 2003.  The primary reasons for the decrease are the lower gross profit and higher operating expense partially offset by lower income tax expense.

William H. Channell, Jr., Chief Executive Officer of Channell Commercial Corporation commented, “I am pleased to report that in the second quarter, we met our key financial commitments while making excellent progress toward our goal of stimulating growth for our business.  I view our year-over-year net sales growth as another indicator of the strengthening demand within our core telecommunications markets.  In fact, this quarter marks the third consecutive quarter where Channell has generated year-over-year top line growth.  Although we generated an increase in net sales from our Americas Segment, our International Segment posted the lion’s share of the improvement on an absolute basis and achieved nearly 22% growth compared to the second quarter last year.”

Channell continued, “In the second quarter, we received raw material cost increases for polyethylene, and more significantly, steel.  As a result, we have developed four initiatives to manage this cost increase.  First, we expect to protect gross margins by introducing a new line of telecom enclosures that will provide our customers a better feature set at current sale prices.  Second, we will be implementing efficiency improvements in our metal operations to reduce manufacturing costs. Third, we will be initiating customer price increases on selected products in a way that does not adversely affect our competitive position.  And finally, we believe our acquisition of Bushman Tanks provides greater negotiating leverage to obtain pricing concession with vendors of polyethylene material for rotationally molded products.  While we do not expect to realize the full-effect of these actions until the fourth quarter, we have not changed our outlook for third quarter earnings due to a lower expected tax rate which will offset the higher raw material costs.”

In the second quarter 2004, the Company recorded a tax benefit of $(0.1) million, compared to income tax expense of $0.6 million in the second quarter 2003.  Tom Liguori, Chief Financial Officer said, “The decline in income tax expense is due to a tax deduction from the write-off of the value of the stock of one of the Company’s International subsidiaries.  The subsidiary had been restructured as part of the closure of European manufacturing operations in the first quarter of 2004.”

Acquisition of Bushman Tanks

On August 3, 2004, Channell announced that it had completed the acquisition of 75% of privately held Bushman Tanks, Australia’s largest manufacturer of rotational molded plastic (polyethylene) water storage tanks.  The remaining 25% of Bushman Tanks was purchased by ANZ Private Equity, a unit of Australia and New Zealand Banking Group, Ltd.  The National Australia Bank, Ltd. provided acquisition debt financing.    Total consideration for the acquisition was $16.1 million.  In addition, depending upon the performance of the Bushman Tanks business in 2005 and 2006, up to another $1.4 million may be payable to the sellers.  Beginning in the third quarter 2004, Bushman Tanks’ results will be consolidated in Channell’s financial statements for reporting purposes and Channell will record a minority interest on its balance sheet for ANZ Private Equity’s ownership.

Regarding the Bushman Tanks acquisition, Channell commented, “While our net sales improvement over the last several quarters supports our belief that our core telecommunications markets are turning around, the management team at Channell firmly believes that we must pro-actively pursue opportunities that drive profitable growth and exploit our core strengths.  The acquisition of Bushman Tanks allows Channell to leverage our expertise in rotational molding manufacturing and participate in a high-growth industry through the acquisition of an existing market leader.  Most importantly, the impact of this transaction on Channell’s consolidated financial results will be immediately positive with pro forma annual revenues expected to increase approximately 35% while adding an incremental $0.05 to $0.08 to Channell’s earnings per share over the next twelve months.”

Liquidity

As of June 30, 2004, the Company had total cash and cash equivalents of $10.8 million and $3.4 million in total outstanding debt.  Net cash provided by operating activities was $3.5 million for the six months ended June 30, 2004, an increase of $0.9 million from the same period last year.  The increase in net cash provided by operating activities is due primarily to lower working capital requirements.  Days sales outstanding decreased to 46 days at June 30, 2004 from 50 days at December 31, 2003 while days inventory decreased to 58 days at June 30, 2004 from 59 days at December 31, 2003.  Days payables were 35 days at June 30, 2004, unchanged from December 31, 2003.

Capital expenditures were $1.1 million in the second quarter 2004 compared to $0.5 million in the same period last year.  The increase in capital expenditures is due to costs associated with the transfer of the European manufacturing operations to the United States and Australia.

On August 3, 2004, the Company’s total cash and cash equivalents were reduced by $7.3 million as a result of the completion of the Bushman Tanks acquisition.  Channell believes that the remaining cash on hand in addition to cash generated by operating activities and the Company’s unused revolving credit facility provide the company adequate financial flexibility to meet its operating requirements.

Business Outlook

For the third quarter, Channell expects consolidated net sales of $26 to $28 million and consolidated earnings per share of $0.12 to $0.13.  For the full-year 2004, consolidated net sales and earnings per share are expected to be $90 to $92 million and $0.24 to $0.26, respectively.  Increased raw material costs in the core telecommunications business are expected to be offset by a decrease in tax expense.  In addition to Channell’s core telecommunications business, third quarter estimates include the Bushman Tanks business for two months of the quarter, while revised full-year 2004 projections include the effect of Bushman Tanks partial third quarter and complete fourth quarter 2004 expected results.  For the fourth quarter, Channell has increased its earnings outlook from breakeven and now expects earnings per share of $0.02 to $0.03.

Liguori added, “Beginning with this quarter’s earnings release, we are providing a summary of Channell’s guidance for the Company’s most important financial metrics. This reflects our ongoing efforts to increase the clarity and transparency of our businesses for our shareholders, the media and financial community.”

Metric	Third Quarter	Prior Full-Year 2004	Revised Full-Year 2004
Channell Consolidated
Net Sales	$26-$28M	$80-$83M	$90-92M
EPS	$0.12-$0.13	$0.22-$0.24	$0.24-$0.26
Gross Profit Margin	30%-32%	31%-33%	30%-32%
SG&A Expense	$6-$7M	$18-$20M	$22-$24M
R&D Expense	~$0.5M	~$3M	$2-$3M
Tax Rate	10%-15%	40%-45%	10%-15%
Capital Expenditures	~$1M	$3-$5M	$2.5-$3.5M

Conference Call and Webcast

A conference call with simultaneous webcast to discuss second quarter 2004 financial results and Channell’s business outlook will be held today at 12:00 p.m. Eastern / 9:00 a.m. Pacific.  Interested participants and investors may access the teleconference call by dialing 800-218-8862 (domestic) or 303-262-2130 (international).  There will also be a live webcast of the call available at the Investors Relations section of Channell’s web site at www.channellcomm.com.  Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

Channell’s CEO William H. Channell, Jr. and CFO Tom Liguori will be present to discuss Channell’s financial results, business highlights and outlook.  After the live webcast, a replay will remain available in the Investor Relations section of Channell’s web site.  A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through August 17, 2004; the conference ID is 11005241#.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water storage tanks distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia.  Channell’s website is www.channellcomm.com.

Forward-Looking Statements

Forward-looking statements contained within this press release are subject to many uncertainties in the Company’s operations and business environments.  Examples of such uncertainties include customer demand, material costs, integration of acquired businesses and worldwide economic conditions among others. Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission.

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Liguori	Lasse Glassen
Chief Financial Officer	General Information
(951) 719-2600	(310) 407-6517
tliguori@channellcorp.com	lglassen@financialrelationsboard.com

- Financial Tables to Follow -

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CHANNELL COMMERCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(UNAUDITED)
(amounts in thousands, except per share data)

	Six months ended June 30,		Three months ended June 30,
	2004	2003	2004	2003

Net sales	$39,023	$36,503	$21,303	$20,285
Cost of goods sold	27,751	25,572	15,375	13,836

Gross profit	11,272	10,931	5,928	6,449
Operating expenses
Selling	5,299	4,647	2,696	2,345
General and administrative	3,827	3,728	1,739	1,876
Research and development	1,065	785	563	390
	10,191	9,160	4,998	4,611
Income from operations	1,081	1,771	930	1,838

Interest expense, net	150	260	89	139

Income before income taxes	931	1,511	841	1,699

Income taxes	—	731	(76)	631

Net income	$931	$780	$917	$1,068

Net income per share
Basic	$0.10	$0.09	$0.10	$0.12

Diluted	$0.10	$0.09	$0.10	$0.12

Weighted average number of shares outstanding
Basic	9,128	9,125	9,128	9,126

Diluted	9,142	9,138	9,134	9,140

Net income	$931	$780	$917	$1,068

Other comprehensive (loss) income, net of tax Foreign currency translation adjustments	(581)	1,202	(630)	732

Comprehensive net income	$350	$1,982	$287	$1,800

EBITDA	$3,378	$4,999	$2,007	$3,433

CHANNELL COMMERCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$10,843	$9,527
Accounts receivable, net	10,173	10,051
Inventories	8,911	8,855
Deferred income taxes	812	876
Prepaid expenses and misc. receivables	1,044	996
Income taxes receivable	752	102

Total current assets	32,535	30,407

Property and equipment at cost, net	16,228	17,164
Deferred income taxes	5,119	5,277
Intangible assets, net	591	613
Other assets	572	504

	$55,045	$53,965

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,586	$5,103
Short term debt (including current maturities of long term debt)	949	952
Current maturities of capital lease obligations	19	57
Accrued restructuring liability	1,914	2,857
Accrued expenses	4,921	4,240

Total current liabilities	14,389	13,209

Long term debt, less current maturities	2,356	2,830
Capital lease obligations, less current maturities	121	67
Deferred gain on sale leaseback transaction	483	513
Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, par value $.01 per share, authorized - 1,000 shares, none issued and outstanding	—	—
Common stock, par value $.01 per share, authorized - 19,000 shares; issued - 9,372 shares in December 31, 2003 and June 30, 2004; outstanding - 9,128 shares in December 31, 2003 and June 30, 2004	94	94
Additional paid-in capital	28,664	28,664
Treasury stock - 244 shares in 2003 and 2004	(1,871)	(1,871)
Retained earnings	11,401	10,470
Accumulated other comprehensive income (loss) - Foreign currency translation	(592)	(11)

Total stockholders’ equity	37,696	37,346

Total liabilities and stockholders’ equity	$55,045	$53,965

CHANNELL COMMERCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(amounts in thousands)

	Six months ended June 30,
	2004	2003
Cash flows from operating activities:
Net income	$931	$780
Depreciation and amortization	2,297	3,228
Deferred income taxes	221	(100)
(Gain) Loss on disposal of fixed asset	(20)	79
Amortization of deferred gain on sale leaseback	(30)	13
Change in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(252)	(1,071)
Inventories	(200)	(940)
Prepaid expenses	(50)	376
Other	(68)	(64)
Income taxes receivable	(640)	—
Increase (decrease) in liabilities:
Accounts payable	1,567	101
Accrued expenses	715	479
Restructuring liability	(1,003)	(548)
Income taxes payable	—	242

Net cash provided by operating activities	3,468	2,575

Cash flows from investing activities:
Acquisition of property and equipment	(1,510)	(639)
Proceeds from the sales of property and equipment	24	2,314

Net cash (used in) provided by investing activities	(1,486)	1,675

Cash flows from financing activities:
Repayment of debt	(476)	(1,541)
Repayment of obligations under capital lease	27	(436)
Exercise of stock options	—	5

Net cash used in financing activities	(449)	(1,972)

Effect of exchange rates on cash	(217)	303

Increase in cash and cash equivalents	1,316	2,581

Cash and cash equivalents, beginning of period	9,527	3,162

Cash and cash equivalents, end of period	$10,843	$5,743

Cash paid during the period for:
Interest	$106	$172

Income taxes	$601	$407

CHANNELL COMMERCIAL CORPORATION

RECONCILIATION OF EBITDA

(amounts in thousands)

	Six months ended June 30,		Three months ended June 30,
	2004	2003	2004	2003

Net income	931	780	917	1,068

Interest expense, net	150	260	89	139

Income taxes	0	731	(76)	631

Depreciation & amortization	2,297	3,228	1,077	1,595

EBITDA	3,378	4,999	2,007	3,433

Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.